As filed with the Securities and Exchange Commission on September 30, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

moonlake IMMUNOTHERAPEUTICs

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Dorfstrasse 29

6300 Zug

Switzerland

41 415108022

(Address of Principal Executive Offices, Zip Code)

MoonLake Immunotherapeutics 2022 Equity Incentive Plan
(Full title of the plans)

Walkers Corporate Limited

190 Elgin Avenue

George Town, Grand Cayman

KY1-9008, Cayman Islands

+1 (302) 338-9130

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nicolas Mosimann Emanuel Dettwiler Kellerhals Carrard Basel KIG Henric Petri-Strasse 35 P.O. Box 257 CH-4010 Basel, Switzerland +41 58 200 30 00	Sean Feller Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067-3026 (310) 551 - 8746	Bicrom Das Walkers (Cayman) LLP 190 Elgin Avenue George Town, Grand Cayman KYI-9001 Cayman Islands +1 345 949 0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information*

Not required to be filed with this registration statement.

*	Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by MoonLake Immunotherapeutics (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein and shall be deemed to be a part hereof:

●	the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 17, 2022;

●	the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022 and filed on May 16, 2022 and August 12, 2022, respectively;

●	the Current Reports on Form 8-K filed on February 25, 2022, March 24, 2022, March 31, 2022, April 11, 2022 (as amended on Form 8-K/A filed on May 16, 2022), and June 17, 2022;

●	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39630) filed with the Commission on October 19, 2020, pursuant to Rule 12g-3 promulgated under the Exchange Act, as updated by Exhibit 4.5 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 17, 2022, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated in the Cayman Islands. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The MAA provides for indemnification of the Registrant’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. The Registrant purchased a policy of directors’ and officers’ liability insurance that insures the Registrant’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against their obligations to indemnify their officers and directors.

The Registrant has entered into indemnification agreements with each of their directors and executive officers that obligate the Registrant to indemnify, hold harmless, exonerate, and to advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of MoonLake Immunotherapeutics or its subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, the Registrant’s amended and restated certificate of incorporation, the Registrant’s amended and restated bylaws, any agreement, any vote of shareholders or disinterested directors or otherwise.

The Registrant’s indemnification obligations may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against the Registrant’s officers and directors, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

3.1	Memorandum and Articles of Association of MoonLake Immunotherapeutics (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, filed with the SEC on April 11, 2022).
4.1	Investment Agreement, dated as of October 4, 2021, by and among Helix Acquisition Corp., MoonLake Immunotherapeutics AG and the existing shareholders and option rights holders of MoonLake Immunotherapeutics AG (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed with the SEC on October 4, 2021).
4.2	Amended and Restated Shareholders’ Agreement, dated as of April 5, 2022, by and among MoonLake Immunotherapeutics, MoonLake Immunotherapeutics AG and the investors signatory thereto (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed with the SEC on April 11, 2022).
4.3	Amended and Restated Registration Rights Agreement, dated as of April 5, 2022, by and among MoonLake Immunotherapeutics, Helix Holdings LLC and the holders signatory thereto (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K, filed with the SEC on April 11, 2022).
5.1*	Opinion of Walkers (Cayman) LLP
10.1	MoonLake Immunotherapeutics 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 of the Company’s Form 8-K, filed with the SEC on April 11, 2022).
10.2	Employee Stock Option Plan of MoonLake Immunotherapeutics AG, dated July 23, 2021 (incorporated by reference to Exhibit 10.25 of the Company’s Form S-1/A, filed with the SEC on March 8, 2022).
10.3	Employee Stock Option Plan of MoonLake Immunotherapeutics AG, dated December 14, 2021 (incorporated by reference to Exhibit 10.27 of the Company’s Form S-1/A, filed with the SEC on March 8, 2022).
10.4*	Employee Stock Option Plan of MoonLake Immunotherapeutics AG, dated June 22, 2022.
10.5	Employee Share Participation Plan of MoonLake Immunotherapeutics AG, dated July 23, 2021 (incorporated by reference to Exhibit 10.24 of the Company’s Form S-1/A, filed with the SEC on March 8, 2022).
10.6	Employee Share Participation Plan of MoonLake Immunotherapeutics AG, dated December 14, 2021 (incorporated by reference to Exhibit 10.26 of the Company’s Form S-1/A, filed with the SEC on March 8, 2022).
10.7*	Employee Share Participation Plan of MoonLake Immunotherapeutics AG, dated June 22, 2022.
23.1*	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1).
23.2*	Consent of WithumSmith+Brown, PC.
23.3*	Consent of Baker Tilly US, LLP.
107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zug, Switzerland, on 30th of September, 2022.

MOONLAKE IMMUNOTHERAPEUTICS, INC.

By:	/s/ Matthias Bodenstedt
Name:	Matthias Bodenstedt
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Dr. Jorge Santos da Silva and Matthias Bodenstedt, and each of them severally, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments and amendments filed pursuant to Rule 462(b) under the Securities Act of 1933) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. Jorge Santos da Silva
Dr. Jorge Santos da Silva	Chief Executive Officer; Director	September 30, 2022
(Principal Executive Officer)

/s/ Matthias Bodenstedt	Chief Financial Officer
Matthias Bodenstedt	(Principal Financial and Accounting Officer)	September 30, 2022

/s/ Simon Sturge
Simon Sturge	Chairperson; Director	September 30, 2022

/s/ Dr. Kara Lassen
Dr. Kara Lassen	Director	September 30, 2022

/s/ Spike Loy
Spike Loy	Director	September 30, 2022

/s/ Catherine Moukheibir
Catherine Moukheibir	Director	September 30, 2022

/s/ Dr. Andrew Phillips
Dr. Andrew Phillips	Director	September 30, 2022

/s/ Dr. Ramnik Xavier
Dr. Ramnik Xavier	Director	September 30, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of MoonLake Immunotherapeutics, in San Francisco, California on the 30th day of September 2022.

MOONLAKE IMMUNOTHERAPEUTICS

By:	/s/ Spike Loy
Name:	Spike Loy
Title:	Director